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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   Form 8 - K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  January 25, 2000


                                PMC-Sierra, Inc.
             (Exact name of registrant as specified in its charter)


      Delaware                    0-19084                   94-2925073
----------------------   ----------------------  -------------------------------
State of incorporation   Commission File Number  IRS Employer Identification No.

                              105-8555 BAXTER PLACE
                   BURNABY, BRITISH COLUMBIA, V5A 4V7, CANADA
                    (address of principal executive offices)

         Company's telephone number, including area code: (604) 415-6000


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     ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On January 25, 2000, Registrant acquired Toucan Technologies Limited ("Toucan"), an Irish Corporation. Toucan was a privately held company located in Galway and Dublin, Ireland. Toucan offers expertise in telecommunications, Digital Signal Processing (DSP) semiconductor design and embedded software for networking applications.

     Registrant purchased Toucan in exchange for approximately 300,000 shares of Registrant's Common Stock and options to purchase Registrant's Common Stock. Prior to the acquisition, Registrant owned approximately 7% of Toucan's outstanding stock. The transaction will be accounted for as a pooling-of-interests.

     On March 3, 2000, Registrant acquired AANetcom, Inc. ("AANetcom"), a Delaware corporation. AANetcom is a privately held, fabless semiconductor company located in Allentown, Pennsylvania and San Jose, California. AANetcom's technology is designed for use in gigabit or terabit switches and routers, telecommunication access equipment, and optical networking switches in applications ranging from the enterprise to the core of the Internet.

     Registrant purchased AANetcom in exchange for approximately 4,800,000 shares of Registrant's Common Stock and options to purchase Registrant's Common Stock. The transaction will be accounted for as a pooling-of-interests.

     ITEM 5. OTHER EVENTS

     On March 2, 2000, Registrant signed a definitive agreement to purchase Extreme Packet Devices, Inc. ("Extreme"), an Ontario (Canada) corporation and a privately held, fabless semiconductor company. Extreme, located in Kanata, Ontario, Canada, specializes in developing semiconductors for high speed IP and ATM traffic management at 10 Gigabits per second rates.

     The agreement anticipates a purchase in exchange for Registrant's Common Stock and options to purchase Registrant's Common Stock with a value of approximately $415,000,000. The transaction requires approval by the shareholders of Extreme prior to the closing. The transaction will be accounted for as a pooling-of-interests.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized person.


Date:  March 20, 2000                  PMC-SIERRA, INC.

                                       /s/ John W. Sullivan
                                       ----------------------------
                                       John W. Sullivan
                                       Vice President, Finance and
                                       Principal Accounting Officer